As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CALEDONIA MINING CORPORATION PLC

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant's name into English)

Jersey, Channel Islands (State of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

B006 Millais House

Castle Quay

St Helier

Jersey JE2 3EF

+44 1534 679800

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3100

(Name, address, and telephone number of agent for service)

______________________

With a copy to:

Dorsey & Whitney LLP

James Guttman

Richard Raymer

TD Canada Trust Tower

Brookfield Place

161 Bay Street

Suite 4310

Toronto, ON M5J 2S1

(416) 367-7376

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

i

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.[   ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 9, 2024

CALEDONIA MINING CORPORATION PLC

$150,000,000

Common Shares

Preference Shares

Units

Warrants to Purchase Shares

Caledonia Mining Corporation Plc (the “Company,” “Caledonia,” “we,” “us” or “our”) may offer and issue from time to time (the “Offering”) common shares (“Common Shares”) of our Company, preference shares (“Preference Shares” and together with Common Shares “Shares”) of our Company, warrants to purchase Shares (“Warrants”) and units consisting of Shares and whole or partial Warrants (“Units”, and together with the Common Shares, the Preference Shares and the Warrants, the “Securities”) or any combination thereof for up to an aggregate initial offering price of $150,000,000 (or the equivalent thereof in other currencies) during the 36 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective.  Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale as set forth in an accompanying prospectus supplement (a “Prospectus Supplement”).

The specific terms of the Securities with respect to a particular Offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Shares, the number of Shares offered, the offering price, whether the Shares are being offered for cash, and any other terms specific to the Shares being offered, (ii) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered, and (iii) in the case of Units, the number of Units offered, the offering price of the Units, the number, designation and terms of the Shares and Warrants comprising the Units and any procedures that will result in the adjustment of those numbers and any other specific terms applicable to the offering of Units.  Where required by statute, regulation or policy, and where Securities are offered in currencies other than United States dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions.  We may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws.  A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the Offering and sale of the Securities and will set forth the terms of the Offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds we will receive and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares are listed on the NYSE American (the “NYSE American”), depositary interests in the Common Shares are admitted to trading on AIM of the London Stock Exchange (the “AIM”) and depositary receipts in the Common Shares are listed on the Victoria Falls Stock Exchange (the “VFEX”), all under the symbol “CMCL”.  On August 7, 2024, the closing price of (a) the Common Shares on (i) the NYSE American was $10.24; and (b) the depositary interests in the Common Shares on AIM was £8.35. We will apply to have any Common Shares distributed under this Prospectus listed on the NYSE American and depositary interests representing them admitted to trading on AIM provided those types of securities are currently listed or traded on such exchanges.  Any listing and admission will be subject to Caledonia fulfilling all of the listing requirements of the NYSE American and the AIM Rules for Companies, respectively.  Unless otherwise specified in the applicable Prospectus Supplement, no Securities, other than Common Shares, will be listed or admitted to trading on any securities exchange.

Our principal executive offices are located at B006 Millais House, Castle Quay, St Helier, Jersey JE2 3EF (telephone +44 1534 679800).

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Investing in the Securities involves a high degree of risk and must be considered speculative due to the nature of our business and the present stage of exploration of our mineral properties.  Prospective purchasers of the Securities should carefully consider all the information in this Prospectus and in the documents incorporated by reference in this Prospectus.  See “Risk Factors” beginning on page 5 of this Prospectus.

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You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement.  References to this “Prospectus” include documents incorporated by reference therein.  See “Documents Incorporated by Reference”.  The information in or incorporated by reference into this Prospectus is current only as of its date.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to offer these Securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Forward-looking Statements

This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of United States securities laws relating to us that are based on the beliefs and estimates of our management as well as assumptions made by and information currently available to us.  Such forward-looking statements include, but are not limited to statements concerning:

·	the completion of the Offering;

·	the use of proceeds of the Offering;

·	our plans for our mineral properties;

·	the future price of minerals;

·	market events and conditions;

·	the estimation of mineral reserves and mineral resources;

·	estimates of the time and amount of future minerals production for specific operations;

·	estimated future exploration expenditures and other expenses for specific operations;

·	permitting timelines;

·	requirements for additional capital;

·	litigation risks;

·	currency fluctuations; and

·	environmental risks and reclamation costs.

When used in this Prospectus, any statements that express or involve discussions with respect to predictions, beliefs, plans, projections, objectives, assumptions or future events or performance (often but not always using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “strategy”, “goals”, “objectives”, “project”, “potential” or variations thereof or stating that certain actions, events, or results “may”, “could”, “would”, “might” or “will” be taken, occur, or be achieved, or the negative of any of these terms and similar expressions), as they relate to us or our management, are intended to identify forward-looking statements.

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Such forward-looking statements reflect our current views with respect to future events and are subject to certain known and unknown risks, uncertainties and assumptions.  Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

·	risks relating to our ability to finance the exploration and development of our mineral properties;

·	risks relating to our exploration of our mineral properties and business activities;

·	risks and uncertainties relating to the interpretation of exploration results, geology, grade and continuity of our mineral deposits;

·	risks related to differences between United States and Canadian practices for reporting mineral resources and reserves;

·	risks related to title to our mineral properties and the ability to obtain the required mining leases and permits to develop our mineral properties;

·	risks related to mining operations in Zimbabwe;

·	commodity price fluctuations;

·	currency fluctuations;

·	risks related to the price and volume volatility of the Common Shares;

·	risks related to governmental regulations, including environmental regulations and possible changes thereto;

·	risks related to possible reclamation activities on our properties;

·	our ability to attract and retain qualified management and our dependence upon such management in the development of our mineral properties and potential conflicts of interest involving such management;

·	risks related to the ability to maintain the listing of the Common Shares on the NYSE American;

·	increased competition in the exploration industry; and

·	uncertainties regarding the impact of the wars in Ukraine and Palestine on domestic and global economic conditions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.  This list is not exhaustive of the factors that may affect any of our forward-looking statements.  Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this document under the heading “Risk Factors”, in the 20-F (as defined below) and elsewhere.  The forward-looking statements in this Prospectus are based on the reasonable beliefs, expectations and opinions of management on the date the forward-looking statements are made, and, except as required by law, we do not assume any obligation to update forward-looking statements if circumstances or our management’s beliefs, expectations or opinions should change.

For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

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Additional risks and uncertainties relating to us and our business can be found in the “Risk Factors” section of this Prospectus and in any applicable Prospectus Supplement, as well as in our other documents incorporated by reference herein.

AVAILABLE INFORMATION

We file reports and other information with the securities commissions and similar regulatory authorities in the provinces of Canada (collectively, the “Commissions”).  These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

We have filed a registration statement on Form F-3 relating to the Securities with the SEC (the “Registration Statement”).  This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC.  Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved.  Each such statement is qualified in its entirety by such reference.  Copies of the documents incorporated herein by reference may be obtained on request, orally or in writing, without charge, from our Company Secretary at B006 Millais House, Castle Quay, St Helier, Jersey JE2 3EF (telephone +44 1534 679800). Copies of the documents referred to in this Prospectus, or in the Registration Statement, may be inspected at our registered office at B006 Millais House, Castle Quay, St Helier, Jersey JE2 3EF during normal business hours.

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), relating to foreign private issuers and applicable Canadian securities legislation and, in accordance therewith, file reports and other information with the SEC and securities regulatory authorities in Canada.  As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act.

Investors may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

Readers should rely only on information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement.  We have not authorized anyone to provide the reader with different information.  We are not making an offer of the Securities in any jurisdiction where the offer is not permitted.  Readers should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, unless otherwise noted herein or as required by law.  It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the Commissions and filed with, or furnished to, the SEC.  Each person, including any beneficial owner to whom this prospectus is delivered, may request, orally or in writing, a copy of these documents, which will be provided at no cost by contacting our Company Secretary at B006 Millais House, Castle Quay, St Helier, Jersey JE2 3EF (telephone +44 1534 679800).  Copies of these documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval, which can be accessed online at www.sedar.com and on the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov. We maintain a corporate website at www.caledoniamining.com.

The following documents, which we filed or furnished with the Commissions and the SEC, as applicable, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

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(a)	Our Form 20-F Annual Report for the year ended December 31, 2023 (the “20-F”) filed with the SEC on May 15, 2024 (File No. 001-38164);

(b)	Our Form 8-A Registration Statement filed with the SEC on July 24, 2017 (File No. 001-38164); and

(c)	Our Form 6-K Report of Foreign Issuer filed with the SEC on July 1, 2024 (File No. 001-38164).

In addition, this Prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the U.S. Exchange Act prior to the termination of the Offering made by this Prospectus.  We may incorporate by reference into this Prospectus any Form 6-K that is submitted to the SEC after the date of the filing of the registration statement of which this Prospectus forms a part and before the date of termination of this Offering.  Any such Form 6-K that we intend to so incorporate shall state in such form that it is being incorporated by reference into this Prospectus.  The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us and the readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

A Prospectus Supplement containing the specific terms of an Offering of Securities and other information relating to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the Offering of the Securities covered by that Prospectus Supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

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RISK FACTORS

An investment in our Securities is highly speculative and subject to a number of known and unknown risks.  Only those persons who can bear the risk of the entire loss of their investment should purchase our Securities.  You should carefully consider the risk factors which are set forth in the 20-F and the other information contained in this Prospectus, as updated by our subsequent filings under the U.S. Exchange Act, and the risk factors and other information contained in any applicable Prospectus Supplement, before purchasing any of our Securities.

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THE COMPANY

Corporate Information

We were incorporated, effective February 5, 1992, by the amalgamation of three predecessor companies; we were registered at the time under the Canada Business Corporations Act.

Following the creation of Caledonia, our Common Shares were listed for trading on the Toronto Stock Exchange (the “TSX”) and quoted on the NASDAQ small caps market. Our TSX trading symbol was “CAL”.  On October 16, 1998, we announced that NASDAQ would no longer quote its securities for trading.  Our stock then commenced trading on NASDAQ’s OTCQX.  In June 2005, depositary interests in Common Shares were admitted to trading on AIM of the London Stock Exchange under the ticker symbol “CMCL”.  Effective October 10, 2011 Common Shares commenced trading in the United States on the OTCQX under the ticker symbol CALVF.

Effective March 19, 2016, we re-domiciled from Canada to Jersey using a legal process called “Continuance”. The Continuance had no effect on our listings on the TSX and trading on AIM, or the trading facility on the OTCQX in the United States.

On June 26, 2017, following approval by shareholders at the annual general meeting held on June 19, 2017, the Common Shares underwent an effective 5:1 reverse share split by way of a 100:1 share consolidation, coupled with a share buyback of resulting fractions, followed by an immediate 1:20 share division.

On July 24, 2017, we announced that our shares would be listed on the NYSE American under the ticker symbol “CMCL,” and trading began on July 27, 2017. At the same time our trading facility on the OTCQX was cancelled.

Caledonia voluntarily delisted its shares from the TSX on June 19, 2020.

The addresses and telephone numbers of our principal offices are:

Registered and Head Office

Caledonia Mining Corporation Plc

B006 Millais House

Castle Quay

St Helier

Jersey JE2 3EF

+44 1534 679 9800

African Office - South African Subsidiary

Caledonia Mining South Africa Proprietary Limited

4th Floor, 1 Quadrum Office Park

Johannesburg, Gauteng, 2198

South Africa

(27) 11 447 2499

Intercorporate Relationships

We have the following subsidiaries, all of which are wholly-owned by the Company (unless otherwise indicated), of which we have the percentage ownership set forth below and whose assets or revenues exceed 10% of our consolidated assets or revenues:

Subsidiaries of the Company	Country of Incorporation	Percentage held by Company
Caledonia Mining South Africa Proprietary Limited	South Africa	100
Blanket Mine (1983) (Private) Limited	Zimbabwe	64

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THE BUSINESS

Background

Effective April 1, 2006 we purchased 100% of the issued shares of the Zimbabwean company, Caledonia Holdings Zimbabwe (Private) Ltd (“CHZ”), which held the shares of Blanket Mine (1983) (Private) Limited, the owner of the operating Blanket Mine in Zimbabwe.  The purchase consideration was $1,000,000 and the issuance to the vendor of 20,000,000 shares in our capital.  Because we bought the shares of the company owning the Blanket Mine it thereby acquired all of the assets of that company and assumed all of its liabilities.

On January 6, 2023 we announced that we had satisfied the conditions precedent to purchase Bilboes Gold Limited, the owner of Bilboes Holdings (Private) Limited which holds the mining claims known as the Bilboes Gold Project in Zimbabwe. The total consideration was agreed at 5,123,044 Common Shares, representing approximately 26.8% of our fully diluted equity as at today’s date and a 1% net smelter royalty. The Bilboes sulphide project is a large, high grade gold deposit located approximately 75 km north of Bulawayo, Zimbabwe. Historically, it has been subject to a limited amount of open pit mining.

Description of Our Business

Our activities are focused on Blanket Mine and Bilboes in Zimbabwe.  Our business during the past three completed fiscal years has been focused primarily on the expansion and operation of the Blanket Mine and increasing gold production at Blanket Mine.

Generally, gold mining, development and exploration in Southern Africa is not seasonal, except where heavy seasonal rainfall can affect surface mining or exploration.

Total gold production at Blanket Mine for 2023 was 75,416 oz (2022: 80,775 oz; 2021: 67,476 oz; 2020: 57,899 oz).

The Company owns two other exploration stage projects being “Motapa” and “Maligreen”, which it bought in November 2022 and November 2021 respectively, further details of which are set out in the 20-F.

Indigenisation of Blanket Mine

During 2012, to comply with Zimbabwean law that required indigenous Zimbabweans own at least 51% of Blanket Mine, CHZ entered into agreements to transfer a 51% ownership interest in Blanket Mine whereby it did the following:

•	sold a 16% interest to the National Indigenisation and Economic Empowerment Fund (“NIEEF”) for $11.74 million;
•	sold a 15% interest to Fremiro Investments (Private) Limited (“Fremiro”), which is owned by indigenous Zimbabweans, for $11.01 million;
•	sold a 10% interest to Blanket Employee Trust Services (Private) Limited (“BETS”) for the benefit of present and future managers and employees for $7.34 million. The shares in BETS are held by the Blanket Mine Employee Trust (the “Employee Trust”) with Blanket Mine’s employees holding participation units in the Employee Trust; and
•	donated a 10% ownership interest to the Gwanda Community Share Ownership Trust (“Community Trust”). In addition Blanket Mine paid a non-refundable donation of $1 million to the Community Trust.

We facilitated the vendor funding of these transactions which is repaid by way of dividends from Blanket Mine. 80% of dividends declared by Blanket Mine are used to repay such loans and the remaining 20% unconditionally accrues to the respective indigenous shareholders.

Outstanding balances on the facilitation loans attract interest at a rate of the lower of 7.25% per annum, payable quarterly, or 80% of Blanket Mine’s dividend in a quarter which is attributable to indigenous shareholders. The timing of the repayment of the loans depends on the future financial performance of Blanket Mine and the extent of future dividends declared by Blanket Mine.

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Blanket Mine suspended dividend payments in December 2014 so that it could fund the capital projects in terms of the Investment Plan (as described in the 20-F) and had a moratorium of interest on the facilitation and advanced dividend loans from December 31, 2014 to July 31, 2016. Blanket Mine resumed dividend payments on August 1, 2016 as a result of which the moratorium of interest on the facilitation and advance dividend loans ended.

The facilitation loans and interest were distributed by CHZ to our wholly-owned subsidiaries and thereafter the majority of the loans and interest were distributed to us as dividends in specie.

On January 21, 2020 we announced that Caledonia had completed the purchase of Fremiro’s 15% interest in Blanket Mine for a total consideration of 727,266 new shares in Caledonia and the cancellation of Fremiro’s facilitation loan. Upon completion, Caledonia holds 64% of the shares in Blanket Mine.

Please refer to the headings “Business Overview” in the 20-F for a full description of our business and in particular Blanket Mine and also Bilboes (to the extent not superseded by the information below as extracted from the PEA).

MATERIAL CHANGES

Except as otherwise disclosed in this Prospectus there have been no material changes to our operations that have occurred since December 31, 2023, and that have not been described in a report on Form 6-K furnished under the U.S. Exchange Act and incorporated by reference into this Prospectus.

Bilboes

On June 3, 2024, the Company published a new technical report for Bilboes, which superseded prior technical reports and technical report summaries for Bilboes. The new Bilboes technical report was prepared in accordance with Canada’s National Instrument 43-101 (“NI 43-101”) and did not comply with the SEC’s Subpart 1300 and Item 601 of Regulation S-K (“S-K 1300”). Accordingly, such report has not been attached as an exhibit to this registration statement and should not be considered an S-K 1300 compliant or expert report for purposes of this registration statement.

Due to the issuance of the new report, the Bilboes pre-feasibility study effective December 31, 2023 that was disclosed in the 20-F and attached as Exhibit 15.6 to the 20-F, and the information set forth in the 20-F and the other documents incorporated by reference in this registration statement that was derived therefrom or attributed thereto, is no longer current. For purposes of S-K 1300, there is therefore no current technical report summary for Bilboes. For purposes of S-K 1300, Bilboes is considered an exploration stage project with no mineral resources and no mineral reserves.

The Company has commissioned a new NI 43-101 feasibility study to upgrade the recent technical report by the end of the first quarter of 2025. This is expected to result in the publication of a S-K 1300 compliant technical report summary at or about the same time. However, there can be no assurance that an S-K 1300 compliant mineral resource or mineral reserve will be identified on the Bilboes project.

The information set forth in the 20-F under the heading “ITEM 4 - INFORMATION ON THE COMPANY – D. Property, Plant and Equipment and Exploration and evaluation assets – Material Properties – Bilboes” has been updated below with information as of August 8, 2024. Craig Harvey, MGSSA, MAIG, Caledonia’s Vice President, Technical Services, and qualified person as defined under both S-K 1300 and NI 43-101, has reviewed the scientific and technical information in the following summary:

Property Description and Ownership

Bilboes owns three groups of claims that consist of four open pit mining properties in Matabeleland North Province of Zimbabwe. These open pits are referred to as Isabela North; Isabela South; McCays and Bubi (“Isabella McCays-Bubi”), as shown in the location map below. The first three are situated 80 km due north of Bulawayo whilst Bubi is 100 km due north east of Bulawayo and about 32 km northeast of Isabella. The Isabella McCays-Bubi properties comprise 130 claim blocks covering an area of 2,731.6 ha. A summary for each of the three groups of claims is contained in the table below. Collectively, these properties are referred to as the Bilboes Project.

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The Bilboes Project is considered an exploration stage property because the property does not have a current Subpart 1300 mineral reserve. Caledonia acquired the Bilboes Project on January 6, 2023 by issuing shares to the value of $65.7 million. As at December 31, 2023, the net assets of the Bilboes Project are $73.6 million.

Location Map of Bilboes Properties

Source: DRA Projects (Pty) Ltd

Bilboes claims:

Group of Claims	Mining District	Province	No. of Blocks	Area (ha)	Coordinate X1	Coordinate Y1
Calcite and Kerry (Isabella Mine)	Bulawayo	Matabeleland North	49	1,894.4	662,106	7,846,712
Ruswayi (McCays Mine)	Bulawayo	Matabeleland North	3	330	666,339	7,849,975
Chikosi (Bubi Mine)	Bulawayo	Matabeleland North	48	507.2	684,838	7,865,515
Total			130	2,731.6

Isabella McCays-Bubi are approximately 80 km and 100 km directly north and north east of Bulawayo, the second largest city of Zimbabwe with an approximate population of 655,675 (2013). All the mines are accessed via public roads and although these are of variable quality, they are accessible by all types of vehicles. Isabella is 110 km (1.5 hours) whilst Bubi is 140 km (2 hours) by road from Bulawayo. Bubi can also be accessed by road from Isabella (70 km in 1 hour).

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Average daily temperatures range from 24°C in June to 32°C in October and apart from the occasional heavy downpour in the rainy season, there are no climatic conditions that prevent all year-round exploration and mining.

The properties lie between 1,150 m and 1,200 m above sea level and are covered by red and grey soils of the greenstone rocks in the area. The area is generally flat and covered by woodland interspersed with scrubby vegetation. Agricultural activities are mainly small-scale ranching.

History

Anglo American Corporation of Zimbabwe Ltd (“AMZIM”), a company that formed Bilboes Holdings (Private) Limited, held the Isabella, McCays and Bubi claims. AMZIM acquired the Isabella claims in 1982.

Initial exploration allowed the estimation of a small oxide resource and an open-pit; a heap leach mine was commissioned in 1989. Subsequent exploration extended Isabella and new discoveries were made at Bubi and McCays, which yielded 9,136kg of gold (293,729 oz) over the past 26 years, 95,877 oz of this being produced since the management buyout of Bilboes Holdings (Private) Limited in 2003. All mining has been from open pit oxide ore utilizing the heap leach extraction processing method.

Exploration for sulphide mineral resources began in 1994/95, with a sum of 17,650 m of exploratory drilling being completed by 1999, covering a strike length of 3,440 m. A maiden mineral resource estimate for the sulphide mineral resources was completed by SRK Consulting in 2009.

On January 6, 2023 Caledonia announced that it had satisfied the conditions precedent to purchase Bilboes Gold Limited, the holding company of Bilboes Holdings (Private) Limited.

The table below indicates the aggregate annual production from Bilboes in the last three fiscal years on a 100% project basis:

Bilboes Production Statistics
Year	Tonnes Milled (t)	Gold Head (Feed) Grade (g/t Au)	Gold Recovery (%)	Gold Produced (oz)
2021	-	-	-	-
2022	-	-	-	-
2023	154,054	1.15	54.0	3,050

Present Conditions and Infrastructure

The overall site plan is shown in the figure below (“Overall site plan”) and includes major facilities of the Bilboes Project including the Isabella North and South, McCays and Bubi open pit mines, gold processing plant, TSF, Waste Stockpiles, demarcated areas for mine buildings and accommodation facilities, main power line, internal mine roads and access public roads.

Grid power will be supplied from the Zimbabwe National Grid by constructing a 70 km 132 kV Lynx line from Shangani Substation. To feed the line, a line bay will be constructed at Shangani. A mine substation will be constructed at Isabella. The estimate received is for a 132kV substation, equipped with a 50 MVA 132/33 kV step-down transformer.

Raw water will be provided from open pit dewatering and the wellfield boreholes located across the mine license area.

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Overall site plan

Source: DRA Projects (Pty) Ltd

Permitting, Licenses and Encumbrances

Bilboes is compliant in terms of authorizations and adheres to all government protocols and regulations as required.

Bilboes has been operating in Matabeleland since 1989. It holds the necessary mining permits and complies with the terms of the Mines and Minerals Act and allied regulations with respect to all of their claims and in particular that all of the registration certificates are valid, and the protection certificates are up to date. Bilboes thus requires no further permits to explore or produce from the current operational areas, but further permits will be required for the proposed haul road between Bubi and Isabella plant.

Further exploration outside the current claims will require approvals by the Environmental Management Agency (“EMA”) who may request an environmental impact assessment (“EIA”) study.

SLR Consulting based in South Africa in partnership with the local GryinOva Environmental Consultants conducted an environmental and social impact assessment (“ESIA”) study for the project and an EIA certificate of approval was issued by EMA in February 2021, the certificate was valid for 2 years and subject to renewal on an annual basis for the duration of the operations. The current EIA certificate expires in March 2025 after which it will be renewed. The conditions of renewal are notification to the EMA of any changes in the project, compliance to the approved environmental plan and submission of progress report on the project. There is no reason that the renewal will not be granted.

Bilboes also hold 3,935 ha of additional claims and 51,900 ha of exploration licenses referred to as Exclusive Prospecting Orders (EPOs) around Isabella-McCays-Bubi and the Gweru area. These claims and EPOs have highly prospective targets which offer Bilboes excellent prospects for organic growth. Bilboes has applied for an extension of the EPOs tenure for a further 3 years after the initial 3-year tenure expired in July 2021. The decision on the EPO applications is pending.

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Geological setting, Mineralization and Deposit

The Bubi Greenstone Belt covering the Bilboes Project consists of volcanic rocks of the Upper Bulawayan Group capped by sedimentary sequences of the Shamvaian Group locally represented by Mdutjana and Dagmar Formations respectively as shown in the figure below (“Regional Geological Map showing Bilboes Properties”). The deposits occur within the meta-volcanic and meta-sediments close to the contact between these two stratigraphic units.

Regional Geological Map showing Bilboes Properties

Source: Ngilazi and Martin ’17

Stratigraphy

The Bilboes stratigraphic presentation is depicted in the figure below:

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Bilboes Site Stratigraphy

Deposit Types

Mineralization at Bilboes’ four properties are Archaean lode, structurally controlled deposits. It consists of silicified stock-works/veins. The veins comprise pyrite and arsenopyrite. Gold is disseminated within the sulfide mineralization and is refractory. The mineralized zones are often subparallel to each other and are hosted in a much broader shear zone. The best mineralized zones are associated with brecciation and silicification.

Mineral Resource and Mineral Reserve Estimates

Until such time as a new S-K 1300 compliant technical report summary is issued that delineates mineral resources and/or mineral reserves, the Bilboes Project has no mineral resources or mineral reserves for purposes of S-K 1300.

Exploration and Planned Work

Plans are commissioned to complete the new feasibility study on the Bilboes Project to estimate the funding requirements and commence development of the sulphides project.

CONSOLIDATED CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of December 31, 2023.  This table should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2023 and 2022 which are incorporated by reference into this Prospectus.

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($’000’s)	As at December 31
2023
Total non-current liabilities	23,978
Cash-settled share-based payment - short term portion	920
Income tax payable	10
Lease liabilities - short term portion	167
Loan notes - short term portion	665
Trade and other payables	20,503
Overdraft and term loans Liabilities associated with assets held for sale	17,740 128
Total current liabilities	40,133
Total liabilities	64,111
Total equity	264,192
Total equity and liabilities	328,303

There have been no material changes in our capitalization and indebtedness, on a consolidated basis, since December 31, 2023.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of Common Shares with no par value and an unlimited number of Preference Shares with no par value. There are no Preference Shares in issue.

The following table sets forth information about our share capital as of August 8, 2024:

Number of Shares Authorized Par Value per Share Number of Shares Issued and Fully-Paid	Unlimited None 19,199,860 Common Shares

Common Shares

The holders of the Common Shares are entitled to receive notice of all shareholder meetings and to attend and vote at such meetings.  Certificates representing the Common Shares are issued in registered form. Registered shareholders are entitled to one vote for each Common Share held on all matters to be voted on by the shareholders.  Each Common Share is equal to every other Common Share and, subject to the rights of holders of shares ranking senior to the Common Shares, if any, each Common Share is entitled to receive pro rata such dividends as may be declared by the board of directors (“Board”) out of funds legally available therefore and to participate equally in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or any other distribution of our assets among the shareholders for the purpose of winding up our affairs after we have paid out our liabilities.  Common Shares are not subject to call or assessment.  There are no pre-emptive or conversion rights, and no provisions at this time for redemption, purchase or cancellation, surrender, sinking fund or purchase fund.  In addition, there are no provisions in our articles of association (“Articles”) discriminating against any existing or prospective holders of such securities as a result of a shareholder owning a substantial number of shares.

Preference Shares

Pursuant to Jersey law and our Memorandum of Association and the Articles, Preference Shares may be issued from time to time in one or more series composed of such number of shares and with such preference, deferred or other special rights, privileges, restrictions and conditions attached thereto as shall be fixed from time to time before issuance by any resolution or resolutions providing for the issue of the shares of any series which may be passed by the directors and confirmed and declared by special resolution of the shareholders. Subject to the rights, privileges, restrictions and conditions that may be attached to a particular series of Preference Shares, the Preference Shares of each series shall (a) with respect to the payment of dividends, be entitled to a preference over the Common Shares and over any other shares of the Company ranking junior to the Preference Shares; and (b) on liquidation, dissolution or winding-up, be entitled to receive before distributions to holders of Common Shares or shares ranking junior to the Preference Shares an amount equal to the price of the issue of the Preference Shares together with any unpaid dividends. Subject to the rights, privileges, restrictions and conditions that may be attached to a particular series of Preference Shares, except in the event of dissolution or disposal of substantially all of the business of the Company the holders of Preference Shares shall not be entitled to receive notice of or to attend or vote at any meeting of the members Company (apart from separate meetings of holders of Preference Shares).

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Share Options

We also have 15,000 shares options outstanding. As of August 8, 2024, the following share options to purchase Common Shares, granted by us under our Omnibus Equity Incentive Compensation Plan to our directors, officers, employees and consultants were outstanding:

Number Outstanding(1)	Exercise Price $	Expiry Date
5,000 5,000 5,000	7.35(2) 9.49 9.49	August 25, 2024 September 30, 2029 September 30, 2029
20,000

Notes:

(1) (2)	Each share option is exercisable to purchase one Common Share. The exercise price of CAD$9.30 per share was converted into a USD amount of $7.35 at the USD/CAD exchange rate on the date of grant.

Adjustments will be made in the exercise price and number of Common Shares deliverable upon the exercise of the share options in the event of certain corporate transactions, such as share recapitalization, subdivision or consolidation or if the outstanding Common Shares are changed into or exchanged for a different number of our shares or into or for other securities issued by us or another entity, whether through an arrangement, amalgamation or other similar procedure or otherwise.

Certain Jersey, Channel Islands Law Considerations

Purchase of Own Shares

As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, the company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until the company is dissolved on a solvent basis, if earlier).

If the above conditions are met, we may purchase shares in the manner described below.

We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.

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We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.

If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.

Mandatory Purchases and Acquisitions

The Companies (Jersey) Law 1991 (as amended) (the “Companies Law”) provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares of such class. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.

Other than as described above and below under “U.K. City Code on Takeovers and Mergers”, we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

U.K. City Code on Takeovers and Mergers

The U.K. City Code on Takeovers and Mergers, or the Takeover Code, applies, among other things, to an offer for a company whose registered office is in the Channel Islands and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man (a “Code Company”). We are therefore a Code Company and are subject to the Takeover Code.

The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:

•	acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

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•	who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Canadian takeover rules are also expected to apply to the Company unless the Company can show that Canadian shareholders cease to hold at least 2% of the Company’s shares. The Canadian takeover rules are triggered when an acquiror crosses a bright-line 20% threshold ownership in a target company.

Rights of Minority Shareholders

Under article 141 of the Companies Law, a shareholder may apply to court for relief on the grounds that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Companies Law. There may also be common law personal actions available to our shareholders.

Under article 143 of the Companies Law (which sets out the types of relief a court may grant in relation to an action brought under article 141 of the Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

Jersey Regulatory Matters

The Jersey Financial Services Commission, or JFSC, has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of Shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.

We have not yet sought the consent of the JFSC under Articles 2 or 4 (as applicable) of the Control of Borrowing (Jersey) Order 1958 to the issue of any other Securities, but we may be required to do so before we can issue any such Securities.

This document does not constitute a “prospectus” for the purposes of the Companies (Jersey) Law 1991 as no invitation is made pursuant to it to the public to become a member of us or to acquire or apply for any securities issued by us. However, such an invitation might be made pursuant to any Prospectus Supplement and, if it is, we will need to deliver a copy of such Prospectus Supplement (together with this document) to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and obtain from the Jersey Registrar of Companies his consent to its circulation.

It must be distinctly understood that, in giving any such consents, neither the Jersey Registrar of Companies nor the JFSC takes, or will take, any responsibility for our financial soundness or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this document or any Prospectus Supplement, you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

The price of securities and the income from them can go down as well as up. Nothing in this document or any Prospectus Supplement or anything communicated to holders or potential holders of any of our securities (or interests in them) by or on our behalf is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any securities (or interests in them) for the purposes of the Financial Services (Jersey) Law 1998.

Our directors have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or opinion. All of our directors accept responsibility accordingly.

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USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including funding working capital, potential future acquisitions and capital expenditures. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

All expenses relating to an Offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

We may sell the Securities, separately or together, to or through underwriters or dealers purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents.  Each Prospectus Supplement will set forth the terms of the Offering, including the name or names of any underwriters or agents, if any, the purchase price or prices of the Securities and the proceeds we will receive from the sale of the Securities.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices including sales in transactions that are deemed to be “at-the-market” distributions, including sales made directly on the NYSE American or other existing trading markets for the securities.  The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution.  If, in connection with the Offering of Securities at a fixed price or prices, the underwriters, if any, have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid to us by the underwriters.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act and Canadian, United Kingdom and Jersey securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any Offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular Offering of Securities, the underwriters may over-allot or effect transactions intended to maintain or stabilize the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF SECURITIES

Shares

We may issue Common Shares and / or Preference Shares.  Shares may be offered separately or together with other Securities and may be attached to or separate from any other Securities.  See “Description of Share Capital” and “Governing Corporate Documents” for a description of the general terms that will apply to any Shares issued pursuant to this Prospectus.  The Shares to be issued in connection with any Offering hereunder will be authorized by the Board at such time as the Board determines to conduct an Offering hereunder.

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Warrants

We may issue Warrants to purchase Common Shares, Preference Shares or both.  This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.  Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities.

Each series of Warrants may be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent.  The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants.

The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered.  The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.  The Prospectus Supplement relating to any Warrants we offer will describe the Warrants and the specific terms relating to the Offering.  The description will include, where applicable:

·	the designation and aggregate number of Warrants;

·	the price at which the Warrants will be offered;

·	the currency or currencies in which the Warrants will be offered;

·	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

·	the designation, number and terms of the Shares that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

·	the exercise price of the Warrants and any provisions for changes or adjustments in the exercise price;

·	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

·	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

·	any minimum or maximum amount of Warrants that may be exercised at any one time;

·	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

·	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

·	as applicable, material United States and Canadian federal and United Kingdom income tax consequences of owning the Warrants; and

·	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement.  Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of Shares.  We may amend the warrant indenture(s), if any, and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

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Units

We may issue Units, which may consist of one or more Shares, Warrants or any combination of Securities as is specified in the relevant Prospectus Supplement.  In addition, the relevant Prospectus Supplement relating to an Offering of Units will describe all material terms of any Units offered, including, as applicable:

·	the designation and aggregate number of Units being offered;

·	the price at which the Units will be offered;

·	the designation, number and terms of the Securities comprising the Units and any agreement governing the Units;

·	the date or dates, if any, on or after which the Securities comprising the Units will be transferable separately;

·	whether we will apply to list the Units on any exchange;

·	material income tax consequences of owning the Units, including how the purchase price paid for the Units will be allocated among the Securities comprising the Units; and

·	any other material terms or conditions of the Units.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by us, if any, to be incurred in connection with a distribution of an assumed amount of $150,000,000 of Securities under the Offering.

SEC registration fees	$11,230.00
NYSE American Listing fees	(1)
Printing Expenses	(1)
Legal fees and expenses	(1)
Accountants’ fees and expenses	(1)
Transfer agent fees and expenses	(1)
Miscellaneous	(1)
Total	$

Notes:

(1)	To be provided by a Prospectus Supplement, or as an exhibit to a Report on Form 6-K that is incorporated by reference into this Prospectus.

GOVERNING CORPORATE DOCUMENTS

General Overview

As a result of the Continuance, we continued as a company under the Companies Law on March 19, 2016, under incorporation number 120924.  See “The Company”.

The following is a summary of certain provisions of our Articles and the Companies Law applicable to us. Please note that this summary is not intended to be exhaustive and for further information please refer to the full version of our Articles.

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Director’s power to vote on a proposal, arrangement or contract in which the director is materially interested.

An interested director must disclose to us the nature and extent of any interest in a transaction with us, or one of our subsidiaries, which to a material extent conflicts or may conflict with our interests and of which the director is aware. Failure to disclose an interest entitles us or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to us for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in our interests at the time it was entered into.

Except as otherwise provided in the Articles and save in respect of a limited number of instances as set out in the Articles, a director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board or of a committee of the Board concerning any matter in which he has to his knowledge, directly or indirectly, an interest (other than his interest in shares or debentures or other securities of, or otherwise in or through, the Company) or duty which (together with any interest of a person connected with him) is material and, if he shall do so, his vote shall not be counted.

Directors’ power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body.

The compensation of the directors is decided by the directors unless the Board specifically requests approval of the compensation from the shareholders.  If the issuance of compensation to the directors is decided by the directors, a quorum is the majority of the directors in office.  Our Articles do not require that the compensation of any director be approved by disinterested directors.

We have a compensation committee which is currently composed of three independent directors.  The compensation committee makes recommendations to the Board with respect to compensation, including bonuses, incentive stock options and securities of our directors and executive officers.

Borrowing powers exercisable by the directors and how such borrowing powers may be varied.

The Board may exercise all our powers to borrow money, to guarantee, to indemnify and to mortgage or charge all or any part of our undertaking, property and assets (present and future) and uncalled capital and, subject to the Companies Law, to issue debentures and other securities, whether outright or as collateral security, for any debt, liability or obligation of ours or of any third party.

The Board shall restrict our borrowings and exercise all voting and other rights or powers of control exercisable by us in relation to its subsidiary undertakings (if any) so as to secure (but as regards subsidiary undertakings only in so far as by the exercise of such rights or powers of control the Board can secure) that the aggregate principal amount from time to time outstanding of all borrowings by our group (exclusive of borrowings owing by one member of our group to another member of our group) shall not at any time without the previous sanction of an ordinary resolution of the Company exceed an amount equal to three times the Adjusted Capital and Reserves (as defined in the Articles). The borrowing powers may be varied by amendment to our Articles which requires approval of our shareholders by special resolution, being a resolution passed by at least 2/3 majority of the votes cast on the resolution (a “Special Resolution”).

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Retirement and non-retirement of directors under an age limit requirement.

There are no such provisions applicable to us under the Articles or the Companies Law.

Number of Common Shares required for a director’s qualification.

Under our Articles, our directors are not required to hold any of our Common Shares as qualification for service on the Board.

Alienability of Shares

Subject to such of the restrictions of the Articles as may be applicable, a member may transfer all or any of his shares, in the case of shares held in certificated form, by an instrument of transfer executed by or on behalf of the transferor in any usual form or in any other form which the Board may approve or, in the case of shares held in uncertificated form, in accordance with the Uncertificated Securities (Jersey) Order 1999, as amended from time to time and any provisions of or under the Companies Law which supplement or replace such Order and the system’s rules and otherwise in such manner as the Board in its absolute discretion shall determine. Subject to the Companies Law, the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it.

Changes to Rights and Restrictions of Common Shares

Any of the rights for the time being attached to any share or class of our shares (and notwithstanding that we may be or be about to be in a winding up) may be varied or abrogated in such manner (if any) as may be provided by such rights or, in the absence of any such provision, either with the consent in writing of the holders of not less than two-thirds in number of the issued shares of the class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of shares of the class duly convened and held as provided in the Articles (but not otherwise).

Dividend Record

We paid our initial dividend in February 2012 of 6 Canadian cents. On April 4, 2013 we announced an annual dividend in respect of the year to December 31, 2012 also of 6 Canadian cents. On November 25, 2013 we announced that in 2014 we intended to pay an annual aggregate dividend of 6 Canadian cents per Common Share, payable on a quarterly basis. The first quarterly dividend of 1.5 Canadian cents per Common Share was paid at the end of January 2014 and further quarterly dividends were subsequently paid at the end of April, July, October in each year. In December 2015, we announced that with effect from the results for the year to December 31, 2015 (which were released at the end of March 2016), it would report its financial results in United States Dollars, instead of Canadian Dollars. Accordingly all dividends would also be declared in United States Dollars. In January 2016, we announced that the dividend payable at the end of January 2016 would be 1.125 US cents and the quarterly dividend policy was subsequently increased in the third quarter of 2016 from 1.125 US cents per share to 1.375 US cents per share, an increase of 22%. In conjunction with the overall 1 for 5 share consolidation which became effective on June 26, 2017, we announced on July 4, 2017 that we had made a commensurate adjustment to the dividend by increasing it fivefold (to 6.875 US cents per share). On January 3, 2020, it was announced that Caledonia would be increasing the quarterly dividend by approximately 9% to 7.5 US cents per share, commencing with the dividend to be paid at the end of January 2020. On June 29, 2020, it was announced that Caledonia would be increasing the quarterly dividend by approximately 13% to 8.5 US cents per share, commencing with the dividend to be paid at the end of July 2020. On October 1, 2020 a further increase was announced to 10 US cents per share (an 18% increase), on January 4, 2021 another increase was announced to 11 US cents per share (a 10% increase) and on April 6, 2021 the dividend was increased to 12 US cents per share (a 9% increase). On July 6, 2021 it was announced that the dividend would be increased to 13 US cents per share (an 8% increase) and on October 4, 2021 the dividend was announced to be increased to 14 US cents per share (an 8% increase). Since October 2021, a quarterly dividend has been paid at the rate of 14 US cents per share on January 28, 2022, April 29, 2022, July 29, 2022, October 28, 2022, January 13, 2023, April 28, 2023, July 28, 2023, October 27, 2023, January 26, 2024, April 26, 2024 and July 26, 2024.

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Since 2013, we have paid dividends to shareholders totaling the equivalent of approximately $4.43 per share (on a post share consolidation basis).

In order to pay a dividend (or any distribution), the authorising directors must make a statement that they have formed the opinion that we will be able to continue to pay our debts as they fall due, not just immediately after payment but also for the subsequent 12 months or until we are wound up whichever is earlier.

Ownership of Securities and Change of Control

Save as set out below in respect of the imposition of restrictions for failure to disclose interests in shares, there are no limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by the laws of our jurisdiction of incorporation or by our constituent documents. See also “Exchange Controls” below.

Any person who beneficially owns or controls, directly or indirectly, more than 10% of our Common Shares is considered an insider and must file an insider report in Canada, within ten days of becoming an insider, disclosing any direct or indirect beneficial ownership of, or control over direction over securities of our company.  In addition, if we hold any of our own securities, we must disclose such ownership.

Under the Exchange Act, all holders of 5% or greater of our share capital must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and non-passive holders must report on “Schedule 13D”.  Holdings should be calculated to include the holdings of multiple parties which are affiliates or acting in concert with regards to a particular stock.  Schedule 13G must be filed within 10 days of acquiring 5% or greater and then updated for any changes each year within 45 days of the year end.

Under the AIM Rules for Companies, we must disclose, insofar as we have such information, certain information concerning any relevant change (which means a move up or down through a whole percentage point at or above 3%) in a significant shareholder (which means any person with an interest in 3% or more of our share capital). Under our Articles, and in accordance with guidance provided by the AIM Rules, our significant shareholders have an obligation to inform us of relevant changes and should they not do so following the issue of a notice by us we may impose restrictions on the rights of those persons similar to those described in the following paragraph.

Under our Articles, we may send a disclosure notice to any person whom we know or have reasonable cause to believe is interested in our shares or to have been so interested at any time during the three years immediately preceding the date on which the disclosure notice is issued. If the holder of, or any person appearing to be interested in, any share has been served with a disclosure notice and is in default of complying with the disclosure notice, we may in certain circumstances impose restrictions on the holder's voting rights and, where the holder is interested or appears to us to be interested in at least 0.25 per cent. of the issued shares of the relevant class, to also suspend dividend and transfer rights on that holder's shares.

There are no provisions in our Articles intended to delay, defer or prevent a change in control of our Company. However, please see “U.K. City Code on takeovers and mergers” above.

Meetings of the Shareholders

Annual and Extraordinary General Meetings

Under our Articles, our annual general meeting is to be held once in each calendar year and not more than 13 months after the previous meeting.  Additionally, the Board may call a meeting of shareholders at any time.

We must give shareholders not less than 21 clear days’ notice of any meeting of the shareholders.

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Despite any other provision of the Articles, we or the Board may fix any date as the record date for any dividend, distribution, allotment or issue or for determining shareholders entitled to receive notice of and, subject to the Uncertificated Securities (Jersey) Order 1999, to vote at any meeting of shareholders.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting. Except as otherwise provided by the Articles, two members entitled to vote at the meeting present in person or by proxy together holding or representing by proxy not less than five per cent. of the issued shares shall be a quorum for all purposes. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll a poll is duly demanded. Subject to the Companies Law, a poll may be demanded by:

•	the chairman of the meeting;
•	at least five members or proxies entitled to vote on the resolution;
•	any member or proxy alone or together with one or more others representing in aggregate at least one-tenth of the total voting rights of all the members having the right to attend and vote on the resolution (excluding any voting rights attached to any shares held as treasury shares); or
•	any member or proxy alone or together with one or more others holding or having been appointed in respect of shares conferring a right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding any voting rights attached to any shares held as treasury shares).

Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Our Board is not separated into classes and there are no provisions which provide for cumulative voting in the election of directors.

Differences from Requirements in the United States

Differences in Corporate Law

Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Jersey law:

Corporate Law Issue	Delaware Law	Jersey Law
Special Meetings of Shareholders	Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may legally require directors to call a meeting of shareholders. Under the Articles, the percentage required to requisition a meeting is reduced to 5%.

The Jersey Financial Services Commission, or JFSC, may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Companies Law is a criminal offense on the part of a Jersey company and its directors and secretary.

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Interested Director Transactions

Interested director transactions are permissible and may not be legally voided if:

• either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

The Articles set out a limited number of transactions and matters in which a director may be interested and in which he may vote and be counted in the quorum in relation to a resolution on the matter.

Cumulative Voting

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

There are no provisions in the Companies Law relating to cumulative voting.
Approval of Corporate Matters by Written Consent

Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

If permitted by the articles of association of a company, a written consent signed and passed by the specified majority of members may affect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of a company’s auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is signed by the specified majority of members or on such later date as is specified in the resolution.

The Articles do not contain provisions regarding shareholder resolutions in writing.

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Business Combinations

With certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the shareholders in general meeting. A merger involving a Jersey company must be generally documented in a merger agreement which must be approved by special resolution of that company.

Limitations on Director’s Liability and Indemnification of Directors and Officers

A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, a Jersey company may exempt from liability, and indemnify directors and officers, for liabilities:

• incurred in defending any civil or criminal legal proceedings where:

-     the person is either acquitted or receives a judgment in their favor;

-     where the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

-     where the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

• incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

• incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Companies Law in which relief is granted to the person by the court; or

• incurred in a case in which the company normally maintains insurance for persons other than directors.

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Appraisal Rights

A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

There are no appraisal rights under the Companies Law but the Articles include dissent rights of shareholders, based on Canadian law, whereby shareholders who dissent to certain transactions of the Company may apply to have the Company buy their shares for fair value.
Shareholder Suits

Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under Article 141 of the Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at least the shareholder making the application.

There may also be customary law personal actions available to shareholders. Under Article 143 of the Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records

All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

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Amendments to Charter

Amendments to the certificate of incorporation of a Delaware corporation generally require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation, subject to certain exceptions under Delaware law, requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

The memorandum of association and the articles of association of a Jersey company may only be amended by special resolution (being a two-thirds majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution signed by all the shareholders entitled to vote.
Blank Check Preferred Stock/Shares

Under Delaware law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The UK’s Takeover Code requires a target company shareholders' consent in general meeting before the target company can take any action (other than seeking alternative bids) that may result in the frustration of a takeover bid. Moreover, the Takeover Code provides that the board of directors of an offeree company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of a takeover bid.

Distributions and Dividends; Repurchases and Redemptions

Under Delaware law, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in Delaware law as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption, and it may not purchase, for more than the price at which they may be redeemed, any of its shares which are redeemable at the option of the corporation. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the Companies Law, a Jersey company may make a distribution at any time and out of any source provided that the directors of the company who authorize the distribution make an immediate and 12 month forward looking cash-flow solvency statement.

Likewise, authorizing directors must also make a solvency statement in the event of redeeming or purchasing the company’s shares.

The Companies Law allows a Jersey company to purchase its own shares, whether they are redeemable or not, provided that the purchase is sanctioned by a special resolution. The monies payable on the redemption of redeemable shares or on the purchase of its own shares by a Jersey company may be funded from any source, including capital, provided that such shares are fully paid.

If shares are to be purchased other than on a stock exchange, they may only be purchased pursuant to a contract approved in advance by an ordinary resolution of the company and they shall not carry the right to vote on the resolution sanctioning the purchase or approving the contract. If shares are to be purchased on a stock exchange, the resolution authorizing the purchase must specify the maximum number of shares to be purchased; the maximum and minimum prices which may be paid; and

the date (not being later than 5 years after the passing of the resolution) on which the authority to purchase is to expire.

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EXCHANGE CONTROLS

Jersey has no system of exchange controls.  There are no Jersey law restrictions specifically targeted to restrict the repatriation of capital or earnings of a Jersey public company to non-resident investors, and there are no laws in Jersey or exchange restrictions specifically targeted to restrict the remittance of dividends, profits, interest, royalties or other payments to non-resident holders of Common Shares.

There is no limitation imposed by the laws of Jersey or by our constituent documents on the right of a non-resident to hold or vote the Common Shares.

CERTAIN INCOME TAX CONSIDERATIONS

Material income tax consequences relating to the purchase, ownership and disposition of any of the Securities offered by this Prospectus will be set forth in the applicable Prospectus Supplement relating to the Offering of those Securities.  You are urged to consult your own tax advisors prior to any acquisition of our Securities.

LEGAL MATTERS

Certain legal matters relating to the offering of Securities hereunder will be passed upon on our behalf by Mourant Ozannes (Jersey) LLP (“Mourant”) with respect to Jersey legal matters.  Mourant’s Jersey office is located at 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands.

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INTEREST OF EXPERTS

Certain technical disclosure incorporated by reference into this Prospectus was derived from the “S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe” with an effective date of December 31, 2023 (incorporated by reference to Exhibit 15.4 to the Registrant’s Annual Report on Form 20-F filed with the SEC on April 28, 2023) prepared for Caledonia by Craig Harvey and Marthinus van Staden, the “S-K 1300 Technical Report Summary on the Maligreen Gold Project, Zimbabwe” with an effective date of December 31, 2022 (incorporated herein by reference to Exhibit 15.5 to the Registrant’s Annual Report on Form 20-F filed with the SEC on April 28, 2023) prepared for Caledonia by Uwe Engelmann and the “Bilboes Gold Project - Technical Report Summary” with an effective date of December 31, 2023 and issued on May 15, 2024 (incorporated herein by reference to Exhibit 15.6 to the Registrant’s Annual Report on Form 20-F filed with the SEC on April 28, 2023) prepared for Caledonia by DRA Projects (Pty) Ltd. In addition, Craig Harvey, MGSSA, MAIG, Caledonia’s Vice President, Technical Services, and qualified person as defined under both S-K 1300 and NI 43-101, reviewed the scientific and technical information in the summary of the Bibloes project contained within this Prospectus.

To our knowledge, none of the experts named in this Prospectus held, at the time they prepared or certified such statement, report or valuation, received after such time or will receive any registered or beneficial interest, direct or indirect, in any securities or other property of our Company or one of our associates or affiliates otherwise than by remuneration as employees or consultants of our business, none of which is contingent on the success of an offering of the Securities.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements of Caledonia Mining Corporation Plc as of December 31, 2023, 2022 and 2021 and for each of three years in the period ended December 31, 2023 incorporated by reference in this Registration Statement have been so incorporated in reliance on the report of BDO South Africa Inc. (“BDO”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. BDO has advised us that they are independent of our Company within the rules of professional conduct of the South African Institute of Chartered Accountants and within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

The transfer agent and registrar for the Common Shares is Computershare of 150 Royall Street, Canton, Massachusetts, 02021.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Our Articles provide that in so far as the Companies Law allows and subject to the rules made by the competent authority of any other regulated or exchange regulated market on which our shares may be listed, every present and former director, secretary or other officer of ours shall be indemnified out of our assets against any costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution or discharge of his duties or exercise of his powers or otherwise in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred in defending any proceedings (whether civil or criminal) which relates to anything done or omitted or alleged to have been done or omitted by him in any such capacity, and in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Companies Law in which relief is granted to him by any court of competent jurisdiction.

Article 77 of the Companies Law allows us to indemnify for– (a) any liabilities incurred in defending any proceedings (whether civil or criminal) – (i) in which judgment is given in the person’s favour or the person is acquitted, (ii) which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or (iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of our directors (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings; (b) any liability incurred otherwise than to us if the person acted in good faith with a view to our best interests; (c) any liability incurred in connection with an application made under Article 212 of the Companies Law in which relief is granted to the person by the court; or (d) any liability against which the company normally maintains insurance for persons other than directors.

The Companies Law does not prevent us from purchasing and maintaining for any such officer insurance against any such liability.

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Item 9.  Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement for Shares, Warrants and/or Units
4.4*	Form of Subscription Agreement
4.5*	Form of Warrant Agreement
4.6*	Form of Warrant Indenture
4.7*	Form of Warrant Certificate
4.8*	Form of Unit Agreement
4.9*	Specimen Stock Certificate
5.1	Opinion of Mourant as to legality of securities being issued
23.1	Consent of BDO
23.2	Consent of Mourant (included in Exhibit 5.1)
23.3	Consent of Uwe Engelmann
23.4	Consent of Marthinus van Staden
23.5	Consent of DRA Projects (Pty) Ltd
23.6	Consent of Craig Harvey
24.1	Powers of Attorney (included on the signature page of this registration statement)
96.1	S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe, with an effective date of December 31, 2023 (incorporated by reference to Exhibit 15.4 to the 20-F)
96.2	S-K 1300 Technical Report Summary on the Maligreen Gold Project, Zimbabwe, with an effective date of December 31, 2022 (incorporated herein by reference to Exhibit 15.5 to the Registrant’s Annual Report on Form 20-F filed with the SEC on April 28, 2023)
107	Filing Fee Table

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Report of Foreign Private Issuer on Form 6-K, and incorporated herein by reference if necessary or required by the transaction.

Item 10. Undertakings

(a)        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St Helier, Channel Islands, on August 9, 2024.

CALEDONIA MINING CORPORATION PLC

By:	/s/ Mark Learmonth
Mark Learmonth
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark Learmonth and Chester Goodburn, Chief Financial Officer, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark Learmonth Mark Learmonth	Chief Executive Officer and Director	August 9, 2024
/s/ Chester Goodburn Chester Goodburn	Chief Financial Officer	August 9, 2024
/s/ John Kelly John Kelly	Non-Executive Chairman and Director	August 9, 2024
/s/ Johan Holtzhausen Johan Holtzhausen	Director	August 9, 2024
/s/ Gordon Wylie Gordon Wylie	Director	August 9, 2024
/s/ Nick Clarke Nick Clarke	Director	August 9, 2024

/s/ Geralda Wildschutt Geralda Wildschutt	Director	August 9, 2024

/s/ Victor Gapare Victor Gapare	Director	August 9, 2024

/s/ Tariro Gadzikwa Tariro Gadzikwa	Director	August 9, 2024

II-6

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Caledonia Mining Corporation Plc in the United States, on August 9, 2024.

John Kelly

By: /s/ John Kelly
Name: John Kelly
Title: Non-Executive Chairman and Director